Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Douglas L. Cox

Executive Vice President

Chief Financial Officer

Opinion Research Corporation

(609) 452-5274

OPINION RESEARCH ANNOUNCES

REFINANCING SAVINGS

PRINCETON, N.J. – March 16, 2005 – Opinion Research Corporation (NASDAQ: ORCI), today announced a refinancing of its existing subordinated debt with less costly long-term debt. The Company entered into a $15.0 million five year term loan provided by Citizens Bank of Pennsylvania and First Horizon Bank and repaid $20.5 million of term debt having a weighted average interest rate of 13.2%. The new loan carries an interest rate of LIBOR plus 3.5%. The difference between the proceeds from the new loan and the balance repaid was financed under an existing revolving credit. At current interest rates the new financing structure will reduce interest expense over the next year by $1.3 million. In connection with this transaction the Company will write-off unamortized loan fees and an original issuance discount totaling $813,000 and incur a prepayment penalty of $360,000.

About Opinion Research Corporation

Founded in 1938, Opinion Research Corporation provides health and demographic research for government agencies, commercial market research, information services, teleservices and consulting. The company is a pioneering leader in the science of market and social research and has built a worldwide data-collection network. Further information is available at www.opinionresearch.com.

Forward-looking Statements

This release contains, within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995, forward-looking statements that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Many of the factors that will determine the company’s financial results are beyond the ability of the company to control or predict. These statements are subject to risks and uncertainties, including general economic conditions, the loss of one or more of our large clients, the impact of litigation and the impact of a common stock offering; therefore, actual results may materially differ. Other important factors and risks that may affect future results are described in the company’s filings with the Securities and Exchange Commission, copies of which are available upon request from the company. The company disclaims any obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise.